Exhibit 10.31

July 1, 2023

Mr. Christopher Roberts
1014 Priory Place
McLean, VA 22101

Re:	Consulting Services Agreement

Dear Mr. Roberts:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby Chris Roberts (“You” or “Your”) agree to provide certain services to Quantum Computing Inc., a Delaware corporation (the “Company”).

1. SERVICES.

(a) The Company hereby engages You, and You hereby accept such engagement, as an independent contractor to provide certain services to the Company and its subsidiaries on the terms and conditions set forth in this Agreement. Specifically, You will provide the services as set forth on the attached Statement of Work (“SOW”) (hereinafter referred to as “Services”).

(b) The Company shall not control the manner or means by which You perform the Services, including the time and place You perform the Services. You shall furnish, at Your own expense, the equipment, supplies, and other materials used to perform the Services. The Company shall provide you with access to its premises and equipment to the extent necessary for the performance of the Services.

(c) Your primary contact for the Services and other matters under this Agreement will be the Company’s CFO, Chris Boehmler, who will have authority on behalf of the Company to make all determinations and take all actions on behalf of the Company under this Agreement.

2. TERMINATION. The Effective Date of this Agreement shall be July 1, 2023 and shall continue for six (6) months and terminate on December 31, 2023 (the “Term”), unless terminated sooner as provided for in this Agreement. The Parties may extend this Agreement by mutual agreement. The Company may terminate this Agreement at any time if You: a) breach this Agreement; b) breach the terms of Your Separation Agreement and General Release dated June 30, 2023; or c) engage in any misconduct which involves dishonesty, fraud or any other conduct injurious to the Company. Your obligations under this Agreement, including the obligations under Your Separation Agreement and General Release dated June 30, 2023, shall survive the termination of this Agreement, regardless of the manner or nature of such termination, and shall be binding upon You and Your heirs, executors, administrators and successors. The termination of this Agreement and the expiration of any restricted periods under this Agreement that apply thereafter will not relieve You of any obligation or liability arising from any breach of this Agreement.

3. FEES AND EXPENSES. As full compensation for the Services, the Company shall pay You fees of One Hundred Fifty U.S. Dollars ($175.00) per hour (the “Fees”). You acknowledge that You will receive an IRS Form 1099-MISC from the Company, and that You shall be solely responsible for all federal, state, and local taxes on all fees paid under this Agreement. The Company agrees to reimburse You for Your reasonable documented out-of-pocket travel and meal expenses incurred in connection with the provision of the Services hereunder and that are approved in advance by the Company (the “Expenses”). The Company shall pay all undisputed Fees and Expenses within twenty (20) days after the Company’s receipt of an invoice submitted by You.

4. RELATIONSHIP OF THE PARTIES. You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between You and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company unless specifically authorized to do so in writing, and You shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. In connection with the performance of the Services, except for the Fees, You will not be entitled to any fees, compensation, benefits or coverages provided or offered by the Company to its employees, and, to the fullest extent permitted by law, You expressly waive and disclaim your eligibility for any and all claims and/or rights You may have or may later accrue to any such fees, compensation, benefits or coverages, even if a court or governmental agency subsequently determines that You are an employee of the Company (provided that this shall not affect your entitlement to any compensation or benefits under the “Separation Agreement”, as defined below). The Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker’s compensation insurance on Your behalf. You shall be solely responsible for, and shall indemnify the Company and its affiliates and their respective officers, directors, employees, agents, successors, and assigns against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by You in connection with the performance of the Services shall be Your employees or contractors and You shall be fully responsible for them and indemnify the Company and its affiliates and their respective officers, directors, employees, agents, successors, and assigns against any claims made by or on behalf of any such employee or contractor.

5. CONTINUING OBLIGATIONS.

(a) You affirm and acknowledge that You have continuing obligations pursuant to Your Separation Agreement and General Release dated June 30, 2023 (the “Separation Agreement”). You agree to abide by Your obligations under the Separation Agreement, including but not limited to, provisions related to Confidentiality, Nondisclosure, Proprietary Information, Inventions, Noncompetition and Non-solicitation.

6. NOTICE OF IMMUNITY UNDER THE ECONOMIC ESPIONAGE ACT OF 1996, AS AMENDED BY THE DEFEND TRADE SECRETS ACT OF 2016. Notwithstanding any other provision of this Agreement, You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If You file a lawsuit for retaliation by the Company for reporting a suspected violation of law, You may disclose the Company’s trade secrets to Your attorney and use the trade secret information in the court proceeding if You file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

7. REPRESENTATIONS AND WARRANTIES.

(a) You represent, warrant and covenant to the Company that: (i) You have the right to enter into this Agreement and to perform fully all of your obligations in this Agreement; (ii) Your entering into this Agreement with the Company and Your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject; (iii) You have the required skill, experience, and qualifications to perform the Services; (iv) You shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and you shall devote sufficient resources and Your best efforts to ensure that the Services are performed in a timely, professional and reliable manner; (v) You shall perform the Services in compliance with all applicable federal, state, local and foreign laws and regulations; and (vi) You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

(b) The Company hereby represents and warrants to You that: (i) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and (ii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8. INDEMNIFICATION.

(a) The Company shall defend, indemnify, and hold harmless You from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees and costs) (“Losses”) paid, suffered or incurred by You to the extent caused by, arising out of or resulting from a breach or violation of this Agreement by the Company.

(b) In addition to, and not in limitation of, Section 4 above, You shall defend, indemnify, and hold harmless the Company and its affiliates and their respective officers, directors, employees, agents, successors, and assigns from and against all Losses paid, suffered or incurred by any of them to the extent caused by, arising out of or resulting from: (i) negligent acts or omissions, willful misconduct or malfeasance in the performance of the Services hereunder, (ii) a breach or violation of this Agreement by You or (iii) any national, federal, state, provincial, municipal or other governmental authority challenging your classification as an independent contractor of the Company rather than an employee or that all or any portion of the amounts paid to You by the Company are subject to income taxes or any other employment-related taxes.

9. OTHER BUSINESS ACTIVITIES. You may be engaged or employed in any other business, trade, profession, or other activity which does not place You in a conflict of interest with the Company or otherwise violate the provisions of this Agreement, including any of Your obligations under Sections 5, 7 or 8(a).

10. ASSIGNMENT. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void ab initio. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

11. MISCELLANEOUS.

(a) All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with affirmative confirmation of receipt), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (i) the receiving party has received the Notice and (ii) the party giving the Notice has complied with the requirements of this Section.

(b) This Agreement, and the Separation Agreement and General Release dated June 30, 2023, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(c) Except as otherwise provided herein or by applicable law, this Agreement may not be amended or changed in any respect, except by a written agreement executed by both parties hereto. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party (including any third party beneficiary) in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

(d) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in Fairfax or Alexandria County, Commonwealth of Virginia (or any appellate courts thereof) in any legal suit, action, or proceeding arising out of or based upon this Agreement or the Services provided hereunder, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement.

(e) If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

(f) You acknowledge and agree that irreparable injury may result to the Company or its affiliates if you breach any of the terms of this Agreement, including Sections 5 and 7 hereof, and that the Company and its affiliates may have no adequate remedy at law. You accordingly agree that in the event of any actual or threatened breach or non-performance by You of this Agreement, including Sections 5 and 7 hereof, the Company and its affiliates will be entitled to injunctive and other equitable relief from any court of competent jurisdiction, without the necessity of showing actual monetary damages or the posting of a bond or other security. All remedies provided for in this Agreement are cumulative of all other remedies existing at law or in equity, and nothing contained herein shall be construed as prohibiting the Company or its affiliates from pursuing any other remedies available to it for any breach or threatened breach by You, including the recovery of damages. The non-prevailing party to any litigation, action or other legal proceeding that is determined under this Agreement will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(g) The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The use in this Agreement of a masculine, feminine or neither pronoun shall be deemed to include a reference to the others. In this Agreement, the singular includes the plural and the plural the singular. In this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; and (ii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement.

(h) The parties hereto agree that each party has participated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

(i) This Agreement may be executed in multiple counterparts and by facsimile signature (including via pdf or other electronic document transmission), each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

QUANTUM COMPUTING INC.

By:
Name:	Chris Boehmler
Title:	CFO

Accepted and agreed effective as of the date first set forth above.

Christopher Roberts

STATEMENT OF WORK

The Services to be provided include, but are not limited to the following:

1.	You will be responsible for completing the following deliverables:

a.	Legal matters including litigation management and intellectual property issues.

b.	Finance including preparing closing documents.

c.	Contracts including proposal support and negotiation and maintenance of vendor contracts.

2.	You will be accountable for delegating and reviewing the following deliverables:

a.	Review and maintenance of Customer contracts and reporting.

b.	Review and maintenance of license agreements and non-disclosure agreements.

c.	Legal matters including non-financial SEC filings, corporate governance, and acting as the Board of Director’s Secretary.

d.	Investor relations including attending the annual meeting.

e.	Risk management including maintenance of applicable insurance coverage.

3.	You will be asked to consult on the following deliverables in order provide input:

a.	Finance reporting including financial SEC filings.

b.	Agreements including employment agreements and business protection agreements.

The Company reserves the right to change or modify the Services at any time at their sole discretion. In addition, You agree to perform other duties as assigned by the Company.